China Shen Zhou Acquired 55% of the Xinyi Fluorite Company
Ltd. in Anhui Province
9:04a ET January 13, 2011 (PR NewsWire)

China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”, or the “Company”) (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced that its subsidiary Xingzhen Mining Ltd. (“Xingzhen”) has signed an equity transfer agreement with the shareholders of Xinyi Fluorite Company Ltd. (“Xinyi”), which is based in Jingde County, Anhui Province. Pursuant to the agreement, Xingzhen has agreed to pay RMB 65 million (approximately US$ 9.85 million) to acquire a 55% equity position in Xinyi. Payment under the agreement consists of RMB 50 million (approximately US$ 7.58 million) in China Shen Zhou's common shares and RMB 15 million (approximately US$ 2.27 million) in cash.

Under the agreement, Xingzhen, together with two individual investors also agreed to pay an additional RMB 28 million (approximately US$ 4.24 million) to Xinyi including RMB 20 million (US$ 3.03 million) for the renovation of Xinyi's mining facilities.

This acquisition was made to further develop China Shen Zhou’s fluorite resources for the production of value-added fluorine chemicals - one of its core businesses. As such, Xinyi’s three primary assets are interests in flourite mines in Anhui Province as follows: 1) the mining permit to the Xinyi Qingzheng Fluorite Mine No.1, 2) the mining permit for the Guangrong Fluorite Mine, and 3) the mining rights and assets of the Sanxi Old Town flotation plant.

The management of China Shen Zhou Mining hope that the new entity could produce approximately 35,000 metric tons of fluorite powder to generate about $10 million in revenue and between $5 million to $6 million of net income in 2011.Then the fluorite powder production of Xinyi is expected to increase by about 70% to 60,000 metric tons next year.

Ms. Xiaojing Yu, Chief Executive Officer of China Shen Zhou, commented, “this acquisition is very favorable as the resources are readily available and the mine has an excellent operating track record since 2003 of extracting high-grade fluorite.”

“This is our first fluorite transaction to take advantage of the government's policy to encourage consolidation of smaller fluorite operations. We believe that by possessing the largest fluorite mine in northern China, we are attracting increasing interest from smaller, regional firms where we can leverage our sales, production, and our marketing network. This is our first venture outside our Mongolian fluorite base and being located in Anhui Province also provides access to much lower-cost processing. Our combined stock and cash offer created the incentive for the owners of Xinyi to enter into the transaction and it shows their confidence in our future,” Ms. Yu concluded.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (3) zinc/copper exploration, mining and processing in Xinjiang. For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

Kevin Theiss
Investor Relations
Grayling
Tel: +1-646-284-9409
kevin.theiss@grayling.com
min.liu@grayling.com